As Filed With the Securities and Exchange Commission on April 10, 2002

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLLECTORS UNIVERSE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0846191 (I.R.S. Employer Identification No.)

1921 E. Alton Avenue, Santa Ana, California 92705
(Address of Principal Executive Offices) (Zip Code)

1999 STOCK INCENTIVE PLAN
(Full title of the plan)

Roger W. Johnson, Chief Executive Officer
Collectors Universe, Inc.
1936 Deere Street
Santa Ana, California 92705
(Name and address of agent for service)

(949) 567-1234
(Telephone number, including area code, of agent for service)

Copy to:
Ben A. Frydman, Esq.
Stradling Yocca Carlson & Rauth, a Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660
(949) 725-4000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount of
To Be Registered	Registered(1)	Per Share	Price	Registration Fee

Common Stock, $0.001 par value	1,250,000 shares	$1.16 (2)	$1,450,000 (2)	$133.40

(1)	1,748,575 shares of Common Stock available for issuance under the 1999 Stock Incentive Plan (the “1999 Plan”) were registered on a Registration Statement on Form S-8 on April 11, 2000 (Registration Statement 333- 34558).

(2)	The aggregate offering price for 1,250,000 shares of Common Stock registered hereby which may be issued under the 1999 Plan, is estimated solely for the purpose of calculating the registration fee, in a accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low price reported by The Nasdaq National Market for the Common Stock on April 8, 2002, which was $1.16

The Exhibit Index appears after the signature Page of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This registration statement relates to the Collector Universe, Inc. (the “Company” or the “Registrant”) 1999 Stock Incentive Plan (the “1999 Plan”). Initially, an aggregate of 1,748,575 shares of common stock were available for grant or award under the 1999 Plan, and such 1,748,575 shares were registered on Form S-8 filed with the Securities and Exchange Commission on April 11, 2000 (Registration No. 333- 34558). In September 2000, the Company’s Board of Directors approved an increase of 1,250,000 shares of common stock issuable under the 1999 Plan and on December 5, 2000, the Company’s stockholders approved such increase, bringing the total number of shares authorized for grant or award thereunder to 2,998,575.

Item 3. Incorporation of Documents by Reference.

     The documents listed below have been filed by Collectors Universe, Inc. with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

     (a)  The contents of the Company’s Registration Statement on Form S-8 (Registration No. 333- 34558).

     (b)  The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001 filed with the Commission on September 25, 2001, as amended by Form 10-K/A filed with the Commission on September 26, 2001.

     (c)  The Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 and December 31, 2001, filed with the SEC on November 13, 2001 and February 14, 2002, respectively.

     (d)  The Company’s Proxy Statement for its 2001 Annual Meeting of Stockholders filed with the SEC on October 24, 2001.

     (d)  The description of the Registrant’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on November 1, 1999, including any amendment or report filed for the purpose of updating that description.

     (e)  All other reports filed by Collectors Universe pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (b) above.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company maintains liability insurance for its officers and directors.

     In addition, the Company’s Amended and Restated Certificate of Incorporation provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Number	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to the Registrant.

10.1	Collectors Universe 1999 Stock Incentive Plan, as amended.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page to this Registration Statement)

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 8th day of April, 2002.

COLLECTORS UNIVERSE, INC

By:	/s/ Michael J. Lewis

Michael J. Lewis, Chief Financial Officer

POWER OF ATTORNEY

     We, the undersigned directors and officers of Collectors Universe, Inc., do hereby constitute and appoint Michael J. Lewis and Roger W. Johnson, or either of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Roger W. Johnson Roger W. Johnson	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	April 8, 2002

/s/ David G. Hall David G. Hall	President and Director	April 8, 2002

/s/ Van D. Simmons Van D. Simmons	Director	April 8, 2002

/s/ A. Clinton Allen A. Clinton Allen	Director	April 8, 2002

Q. David Bowers	Director	April _, 2002

/s/ Ben A. Frydman Ben A. Frydman	Director	April 8, 2002

/s/ James H. O’Neal James H. O’Neal	Director	April 8, 2002

/s/ Michael J. Lewis Michael J. Lewis	Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2002

EXHIBIT INDEX

Sequential
Number	Description	Page Number

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to the Registrant.	See attached

10.1	Collectors Universe 1999 Stock Incentive Plan, as amended.	See attached

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1).	—

23.2	Consent of Deloitte & Touche LLP.	See attached

24.1	Power of Attorney (included on signature page to this Registration Statement.	—